Exhibit 99.1

P R E S S    R E L E A S E

Autoliv Raises Dividend

(Stockholm, Aug 17, 2010) – – – The Board of Directors of the worldwide leader in automotive safety systems, Autoliv Inc. (NYSE: ALV, and SSE: ALIV sdb), today decided to increase the Company’s quarterly dividend to shareholders by 17% to 35 cents per share from 30 cents per share to be paid in September for the third quarter.

The fourth quarter dividend will be payable on Thursday, December 9, 2010 to Autoliv shareholders of record on the close of business on Thursday, November 4, 2010. The ex-date, when the shares will trade without the right to the dividend, will be Tuesday November 2.

Inquiries:

Mats Ödman, VP Corporate Communications, +46 (0)8 58 72 06 23, or +46 (0)708 32 09 33

Ray Pekar, Director Investor Relations, +1 248 475 0427

About Autoliv

Autoliv Inc., the worldwide leader in automotive safety systems, develops and manufactures automotive safety systems for all major automotive manufacturers in the world. Together with its joint ventures, Autoliv has 80 facilities with approximately 34,000 employees in 28 vehicle-producing countries. In addition, the Company has technical centers in eleven countries around the world, with 21 test tracks, more than any other automotive safety supplier. Sales in 2010 are expected to amounted to US $6.6 billion. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc.	Autoliv North America
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (0)8 58 72 06 23, Fax +46 (0)8 411 70 25	Tel +1 248 475 0427, Fax +1 801 625 6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com